CERTIFICATE OF DESIGNATIONS OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF MOMENTOUS ENTERTAINMENT GROUP, INC.

PURSUANT TO NEVADA REVISED STATUTE 78.1955

I, Kurt E. Neubauer, hereby certify that I am the Chief Executive Officer of Momentous Entertainment Group, Inc., (the "Corporation"), a corporation organized and existing under the Nevada Revised Statute 78.1955 (the "NRS"), and further do hereby certify:

That pursuant to the Articles of Incorporation of the Corporation, (the "Articles of Incorporation"), an aggregate of 50,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock") are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the "Board") may, from time to time, designate; and

That pursuant to the authority expressly conferred upon the Board by the Articles of Incorporation, on February 7, 2017, the Board adopted the following resolutions creating a series of 10,000 shares of Preferred Stock of the Corporation designated as Series C Convertible Preferred Stock, none of which shares have been issued;

RESOLVED, that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1. Designation and Number; Certain Definitions.

1.1 A series of Preferred Stock of the Corporation, designated as Series C Convertible Preferred Stock ("Series C Preferred Stock"), par value $0.001 per share, is hereby established. The number of authorized shares of Series C Preferred Stock shall initially be 10,000 shares with the stated or liquidation value of One Thousand Dollars, ($1,000.00) per share, or an aggregate of $10,000,000 as to all shares of Series C Preferred Stock (the "Liquidated Value").

1.2 The Series C Preferred Stock is being issued on a date (the "Issuance Date") which will be simultaneous with the Closing Date as set forth under that certain Share Exchange Agreement, dated February 7 2017, by and among the Corporation, Kurt E. Neubauer, VZ Network Holdings, Inc., AEL Irrevocable Trust and Sugar House Trust (the "Share Exchange Agreement"). Pursuant to the terms of the Share Exchange Agreement, the Corporation is delivering an aggregate of 10,000 shares of the Corporation's Series C Preferred Stock in exchange for 100% of the outstanding capital stock of VZ Network Holdings, Inc. ("VZN").

1.3 As used in this Certificate, the term "Common Stock" shall mean the collective reference to (a) the shares of common stock, $0.001 par value per share, of the Corporation authorized for issuance under its Articles of Incorporation, or (b) any common stock having

general voting power authorized for issuance under the Articles of Incorporation or other formation document of any successor in interest to the Corporation.

1.4 As used in this Certificate, the term "Common Stock Event" shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

1.5 As used in this Certificate, the term "Conversion Shares" shall mean shares of Common Stock, to be issued upon conversion of the Series C Preferred Stock pursuant to the adjustment provisions set forth in Section 6 of this Certificate of Designations.

1.6 As used in this Certificate, the term "Holder" shall mean one or more holder(s) of shares of Series C Preferred Stock.

1.7 As used in this Certificate, the term "Common Stock Equivalents" shall mean (A) as applied to the Corporation, any warrants, options, preferred stock, convertible notes or other securities or rights issued or granted by the Corporation entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, Common Stock, as applicable or capital stock, as applicable.

1.8 As used in this Certificate, the term "Conversion Event" shall mean the effective date of the ***earlier*** to occur of: (a) the listing of shares of Common Stock for trading on a Qualified Stock Exchange (an "Uplisting") or (b) June 30, 2017.

1.9 As used in this Certificate, the term "Fully-Diluted Common Stock" shall mean, as at the date a Conversion Event shall occur, the sum of (A) all shares of Common Stock issued and outstanding, (B) all shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents, including, without limitation all Conversion Shares issuable upon conversion of the Series C Preferred Stock, (C) all shares of Common Stock, Common Stock Equivalents issuable in connection with any debt or equity financing, (D) all shares of Common Stock or Common Stock Equivalents issuable in connection with any acquisition of the assets, capital stock or other equity of any Person, other than the Corporation, or (E) the issuance of Common Stock or Common Stock Equivalents issued to any consultant, employee or other Person for services rendered (excluding Selling Parties, any Affiliates of Selling Parties); ***provided, however***, that Fully-Diluted Common Stock shall ***not*** mean or include any Common Stock or Common Stock Equivalents of issued or issuable in connection with (x) all shares of Common Stock issuable under the Incentive Stock Plan; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clause (x) of this Section 1.9 shall dilute the equity interests of all holders of Common Stock and all holders of Series C Preferred Stock on an equitable and pro-rata basis.

1.10 As used in this Certificate, the term "Sale of Control" shall mean any (a) merger or consolidation of the Corporation or the VZ Network Group with or into another Person; or (b) the sale of all or substantially all of the assets of the Corporation or the VZ Network Group, or issuance or transfer of capital stock of the Corporation or the VZ Network Group, to any other Person (each, a "Transaction"); in each case where the power to elect a majority of the members of the board of directors of the Corporation, the VZ Network Group, or the surviving corporation or successor-in-interest to the Corporation or the VZ Network Group (including for the avoidance of doubt the transferee of any assets of the Corporation or the VZ Network Group) in connection with such Transaction, shall pass to Persons and other Holders of a majority of the outstanding voting capital stock of the Corporation immediately prior to such Transaction; it being understood that a Sale of Control shall ***not*** mean or include a Transaction whereby AE1 Irrevocable Trust and Sugar House Trust (collectively, the "Seller") and other holders of a majority of the outstanding voting capital stock of the Corporation immediately prior to such Transaction continue to hold, directly or indirectly, either a majority of the outstanding voting securities or sufficient voting securities to enable them to retain the ability to designate a majority of the members of the board of directors of the Corporation, the VZ Network Group, or the surviving corporation or successor-in-interest to the Corporation or the VZ Network Group (including for the avoidance of doubt the transferee of any assets of the Corporation or the VZ Network Group) following consummation of such Transaction.

1.11 As used in this Certificate, the term "Qualified Stock Exchange" shall mean any one of the Nasdaq Stock Market (including the Nasdaq Capital Markets) or the New York Stock Exchange..

1.12 As used in this Certificate, the term "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereunder, by and among the Corporation and the initial holders of Series C Preferred Stock.

1.13 Unless otherwise defined in this Certificate, all capitalized terms, when used herein shall have the same meaning as they are defined in the Share Exchange Agreement.

2. Rank. All shares of the Series C Preferred Stock shall rank:

(a) ***senior*** to the Common Stock, and any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the "Junior Securities");

(b) ***pari passu*** and on parity with (i) any other class or series of Preferred Stock of the Corporation hereafter created other than Junior Securities, it being understood that the Series C Preferred Stock shall be ***pari passu*** with and on parity to all classes or series of Preferred Stock hereafter issued by the Corporation, and (b) any other class or series of Preferred Stock of the Corporation that is issued and outstanding as of the date hereunder, it being understood that the Series C Preferred Stock shall be pari passu with and on parity to all classes of series of Preferred Stock, including the Series A and Series B Preferred Stock, if applicable, ***provided however***, that such parity shall be limited solely for purposes of determining the Liquidation Preferences (set

forth in Section 4 below) or any distribution rights of the Series C Preferred Stock upon the occurrence of a Sale of Control of the Corporation (collectively, the "Pari Passu Securities").

3. Dividends. The Series C Preferred Stock shall not pay a dividend. However, the Holders of the Series C Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series C Preferred Stock, on an equal priority, *pari passu* basis, according to the number of shares of Common Stock held by the stockholders, where each holder of Series C Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock. The right to dividends on shares of Series C Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a Sale of Control, or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then (i) simultaneously and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the "Liquidation Preference") equal to aggregate number of shares of Series C Preferred Stock then held by such Holder multiplied by the $1,000.00 per share Liquidation Value. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash constituting or generated by such assets. Notwithstanding the foregoing, the Holders of Series C Preferred Stock may elect to waive application of this Section 4 to any Sale of Control. The Corporation shall provide no less than ten (10) days' notice to the Holders of Series C Preferred Stock of any event that would result in an obligation of the Corporation to pay the Liquidation Preference as provided herein.

5. Voting Rights. The Holders of the Series C Preferred Stock shall vote separately as a separate and individual class as provided under applicable law and in the case of any proposed amendment that would adversely alter or change any right, preference or privilege of the Series C Preferred Stock; in which event the Series C Preferred Stock shall vote as a separate class with respect to such amendment, which shall not be effective unless approved by the Series C Preferred Stock. The holder of each share of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

6. Conversion.

6.1 Voluntary Conversion.

(a) Each of the 1,000 shares of Series C Preferred Stock shall be convertible, at the option of the Holder (a "Voluntary Conversion"), at any time after the date of issuance of such share, into 0.00002% of the number of shares of Common Stock representing the Fully-Diluted

Common Stock of the Corporation. All 10,000 shares of Series C Preferred Stock shall be convertible into 66,783,871 shares of Common Stock or such other number of shares of Common Stock as shall represent twenty-percent (20.0%) of the Fully-Diluted Common Stock of the Corporation as of the date that a Conversion Event shall occur (the "Conversion Shares").

(b) In order to effect a Voluntary Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "Series C Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 11.2 hereof.

6.2 Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, upon the occurrence of a Conversion Event, all, and not less than all, of the then issued and outstanding shares of Series C Preferred Stock shall ***automatically***, and without any further action on the part of the Corporation or the Holder, be converted into the Conversion Shares.

6.3 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the " Original Issuance Date"), the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.4 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issuance Date, the Conversion Price shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate so that the number of shares of Common Stock issuable as Conversion Shares on conversion of each share of Series C Preferred Stock shall be increased (or decreased, as applicable) to the number of shares of Common Stock the Holder of each such share

of Series C Preferred Stock would have held after such Common Stock Event, if such holder had converted each such share of Preferred Stock immediately prior thereto. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

6.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.6 No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against impairment.

6.7 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Redemption. The Series C Preferred Stock is not redeemable.

9.

9. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of (i) a majority of the outstanding Series C Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the NRS Law and the Articles of Incorporation.

10. Protective Provisions.

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series C Preferred Stock (the "Series C Majority Holders"):

10.1 alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock; or

10.2 issue any additional shares of Series C Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 10 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series C Preferred Stock then outstanding.

11. Miscellaneous.

11.1 Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series C Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

11.2. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

11.3 Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

11.4. Information Rights. So long as shares of Series C Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series C Preferred Stock (i) audited annual financial statements to the Holders of Series C Preferred Stock within 90 days after the end of each fiscal year, or any extensions thereto (provided that unaudited financial statements may be delivered for such years as the Corporation has not arranged for audit of its financial statements); (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter, or any extensions thereto. Notwithstanding the foregoing in the event and to the extent that such

information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series C Preferred Stock.

11.5 Certain Definitions. As used in this Certificate, the term "Subsidiary" shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term "Person" shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

11.6 Notices. Any notices required or permitted to be given under the terms hereof shall be in writing shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) upon receipt, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case addressed to a party. The addresses for such communications are (i) if to the Corporation, c/o Momentous Entertainment Group, Inc., PO Box 861, Sugar Land, TX 77487; and (ii) if to any Holder to the address set forth under such Holder's name on the execution page to the Exchange Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

* * * * *

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on February 9, 2017.

Name: Kurt E. Neubauer
Title: Chief Executive Officer